DREYFUS VARIABLE INVESTMENT FUND (the "Fund")
                              Balanced Portfolio

                                                      ITEM 77C
                                                      Exhibit 1


               MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


      A Special Meeting of Shareholders of the Balanced Portfolio of the Dreyfus Variable Investment Fund was held on February 27, 2003. Out of a total of 7,818,979.311 shares ("Shares") entitled to vote at the meeting, a total of 7,818,962.045 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Balanced Portfolio's outstanding Shares as follows:


      The Fund changed the investment objective to seeking long-term capital growth and current income.


      AFFIRMATIVE VOTES                   NEGATIVE VOTES

      7,047,402.870                       131,737.060






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                DREYFUS VARIABLE INVESTMENT FUND (the "Fund")
                        Small Company Stock Portfolio

                                                      ITEM 77C
                                                      Exhibit 1


               MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


      A Special Meeting of Shareholders of the Small Company Stock Portfolio of the Dreyfus Variable Investment Fund was held on February 27, 2003. Out of a total of 1,998,912.476 shares ("Shares") entitled to vote at the meeting, a total of 1,982,259.781 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Small Company Stock Portfolio's outstanding Shares as follows:


      The Fund changed the investment objective to seeking capital appreciation.


      AFFIRMATIVE VOTES                   NEGATIVE VOTES

      1,812,082.892                       47,838.141